Exhibit 8.1

April 1, 2016

Anworth Mortgage Asset Corporation

1299 Ocean Avenue

Second Floor

Santa Monica, CA 90401

Re:	Tax Opinion

Ladies and Gentlemen:

We have acted as special tax counsel to Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”). You have requested our opinion regarding certain United States federal income tax matters, as described below, in connection with the Registration Statement on Form S-3, including the accompanying preliminary prospectus included therein, to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about April 1, 2016 (the “Registration Statement”).

The opinions set forth in this letter are based, in part, on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, applicable legislative history and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and that might result in material modifications of our opinions expressed in this letter. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position that may be taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment as to the outcome on the merits if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue, or that a court will not sustain such a position if asserted by the IRS.

Anworth Mortgage Asset Corporation

April 1, 2016

In rendering our opinion, we have examined and relied upon such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to:

(i)	the Registration Statement as filed with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	the preliminary prospectus included in the Registration Statement (the “Prospectus”);

(iii)	the Amended Articles of Incorporation of the Company, as amended through the date hereof, as filed with the Maryland State Department of Assessments and Taxation (the “Charter”);

(iv)	certain written representations of the Company contained in a letter to us dated on or about the date hereof, (the “Officers’ Certificate”); and

(v)	such other documents as we have deemed necessary or appropriate for purposes of rendering our opinion.

For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in such documents, including the Officers’ Certificate, or of the conclusions stated in the Legal Opinions (as defined below). We consequently have relied upon the representations and undertakings as to factual matters as contained in the Officers’ Certificate and upon the opinions contained in the Legal Opinions, and we have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed the accuracy of, and with your consent are relying upon, the following: that (A) all of the representations, statements and opinions set forth in the documents that we reviewed, including, without limitation, the Officers’ Certificate and the Legal Opinions (collectively, the “Reviewed Documents”), are true, correct and complete, (B) certain legal opinions dated March 15, 2005, April 11, 2008 and December 28, 2009, in each case issued by a national law firm (the “Legal Opinions”), to the effect that the Company was organized and operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code for the Company’s taxable years ended December 31, 1998 through and including its taxable year ended December 31, 2008 (which we assume are accurate and upon which we are relying), (C) all of the Reviewed Documents are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (D) the signatures of each original are genuine and each party who executed the document had proper authority and capacity, (E) any representation or statement on which we are relying is true without regard to any qualification as to knowledge, belief, intent or materiality, (F) each of the Reviewed Documents that constitutes an agreement

Anworth Mortgage Asset Corporation

April 1, 2016

is valid and binding in accordance with its terms, (G) all of the obligations imposed by or described in the Reviewed Documents, including, without limitation, the obligations imposed under the Charter, have been and will continue to be performed or satisfied in accordance with their terms, (H) the Company at all times has operated and will at all times continue to operate in a manner that will make the representations and opinions contained in the Reviewed Documents true, (I) no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which our opinion set forth below is based, and (J) the Company at all times qualified as a REIT beginning with its taxable year ended December 31, 1998 through and including its taxable year ended December 31, 2008.

Based upon, subject to and limited by the assumptions and qualifications set forth herein, including those set forth below, we are of the opinion that (i) the Company has been organized and operated in conformity with the requirements for qualification as a REIT for its taxable years ended December 31, 1998 through December 31, 2015; (ii) the Company’s proposed method of operation (as represented in the Registration Statement, the Prospectus and the Officers’ Certificate) will enable it to continue to meet the requirements for qualification as a REIT under the Code and (iii) the discussion in the Prospectus under the caption “Certain Federal Income Tax Considerations,” to the extent that it describes legal matters or legal conclusions, is accurate in all material respects.

The Company’s qualification and taxation as a REIT depend upon the Company’s meeting on an ongoing basis (through actual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code. We have relied upon representations of the Company with respect to these matters (including those set forth in the Officers’ Certificate) and will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

The foregoing opinion is limited to the United States federal income tax matters addressed herein and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. In the event that any of the statements, representations, Legal Opinions, warranties or assumptions upon which we have relied to issue our opinion are incorrect, our opinion might be adversely affected and may not be relied upon. This opinion letter speaks only as of the date hereof. We undertake no obligation to update the opinion expressed herein after the date of this letter.

Anworth Mortgage Asset Corporation

April 1, 2016

This opinion letter is furnished to you for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the references to our name in connection with the material discussed in the Prospectus under the captions “Certain Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP